Lorin A. Rosen, Esq. Admitted in NY Managing Attorney

January 9, 2014	Exhibit 5.1

Board of Directors

Omega Commercial Finance Corporation

1000 5th Street, Suite 200

Miami Beach, FL  33139

Re:

Omega Commercial Finance Corporation - Registration Statement on Form S-8

Gentlemen:

We have acted as special securities counsel to Omega Commercial Finance Corporation, a Wyoming Corporation (the "Company"), in connection with the above captioned registration statement on Form S-8, being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 150,000,000 shares and options to purchase shares of the Company's common stock (the "Common Stock"), to be issued pursuant to the Company's 2014 Employee and Consultant Stock Incentive Plan (the "2014 Plan").

In connection with this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the adoption of the 2014 Plan; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering this opinion, we have examined originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion expressed herein.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

•6 Butler Court • Centereach, NY 11720 • Ph/Fx 1-877-570-2620•

•LARLawGroup@gmail.com•www.LARLawGroup.com•

Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, legally and validly issued, fully paid and non-assessable.

We call your attention to the fact that the undersigned is a member of the New York Bar and the Company is a Wyoming corporation. We are familiar with Wyoming Corporate Law to an extent where we are able to form this opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Lorin A. Rosen

Lorin A. Rosen

2

•6 Butler Court • Centereach, NY 11720 • Ph/Fx 1-877-570-2620•

•LARLawGroup@gmail.com• www.LARLawGroup.com•